As filed with the Securities and Exchange Commission on September 17, 2009
Registration No. 333-149178

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No.  8
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Artio Global Investors Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6282	13-6174048
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
	330 Madison Ave. New York, NY 10017 (212) 297-3600
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

	ADAM SPILKA General Counsel and Corporate Secretary Artio Global Investors Inc. 330 Madison Ave. New York, NY 10017 (212) 297-3600
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
MICHAEL KAPLAN Davis Polk & Wardwell LLP 450 Lexington Ave. New York, NY 10017 (212) 450-4000	CATHERINE CLARKIN JAY CLAYTON Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 (212) 558-4000	JAMES GERKIS Proskauer Rose LLP 1585 Broadway New York, NY 10036 (212) 969-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐  __________
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ __________
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ __________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer   ☐        Accelerated filer   ☐        Non-accelerated filer  ☒        Smaller reporting company  ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment is filed solely to file the exhibits indicated in Item 16 of Part II. No change is made to the preliminary prospectus constituting Part I of the Registration Statement or Items 13, 14, 15, or 17 of Part II of the Registration Statement.

1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses to be incurred in connection with the issuance and distribution of the securities of Artio Global Investors Inc. (the “Registrant”) which are registered under this Registration Statement on Form S-1 (this “Registration Statement”), other than underwriting discounts and commissions. All amounts are estimates except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority, Inc. filing fee.

The following expenses will be borne solely by the Registrant.

Amount to be Paid
Registration fee	$39,300
Financial Industry Regulatory Authority, Inc. filing fee	$75,500
NYSE listing fee.	$250,000
Blue Sky fees and expenses	$—
Printing and engraving expenses	$320,000
Legal fees and expenses	$7,502,900
Accounting fees and expenses	$4,007,000
Transfer Agent’s fees	$20,500
Miscellaneous	$3,334,200
Total	$15,549,400

Item 14. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action, or proceeding, had no reasonable cause to believe his conduct was unlawful, except that with respect to an action brought by or in the right of the corporation such indemnification is limited to expenses (including attorneys fees). Our amended and restated certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into separate indemnification agreements with out executive officers and directors, which require us to indemnify them against liabilities to the fullest extent permitted by Delaware law.

Section 102(b)(7) of the DGCL enables a corporation, in its certificate of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors’ fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. Our certificate of incorporation provides for such limitations on liability for our directors.

The Registrant currently maintains liability insurance for its directors and officers. In connection with this offering, the Registrant will obtain additional liability insurance for its directors and officers. Such insurance would be available to its directors and officers in accordance with its terms.

Reference is made to the form of underwriting agreement to be filed as Exhibit 1.1 hereto for provisions providing that the underwriters are obligated under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities under the Securities Act of 1933, as amended.

Item 15. Recent Sales of Unregistered Securities.

Except as set forth below, in the three years preceding the filing of this Registration Statement, the Registrant has not issued any securities that were not registered under the Securities Act.

Prior to this offering, 18,000,000 shares of Class B common stock will be issued to the Principals in reliance upon the exemption from the registration requirement of the Securities Act provided for by Section 4(2) thereof for transactions not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules.

(a)     Exhibits: Reference is made to the Exhibit Index following the signature pages hereto, which Exhibit Index is hereby incorporated into this Item.

(b)     Consolidated Financial Statement Schedules: None.

Item 17. Undertakings

The undersigned hereby undertakes:

(a)     The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)     The undersigned Registrant hereby undertakes that:

(1)       For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)       For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 17, 2009.

Artio Global Investors Inc.

By:	/s/ *
	Name:	Richard Pell
	Title:	Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ *	Principal Executive	September 17, 2009
Richard Pell	Officer and Director

/s/ *	Principal Financial and Accounting	September 17, 2009
Francis Harte	Officer

/s/ *	Director	September 17, 2009
Glen Wisher

/s/ Tony Williams	Director	September 17, 2009
Tony Williams

*By:	/s/ Tony Williams
	Name:	Tony Williams
	Title:	Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
1	Form of Underwriting Agreement**
3.1	Form of Amended and Restated Certificate of Incorporation of Artio Global Investors Inc.**
3.2	Form of Amended and Restated Bylaws of Artio Global Investors Inc.**
4.1	Form of Class A Common Stock Certificate**
5	Opinion of Davis Polk & Wardwell LLP
10.1	Form of Amended and Restated Limited Liability Company Agreement of Artio Global Holdings LLC**
10.2	Form of Registration Rights Agreement**
10.3	Form of Exchange Agreement**
10.4	Form of Tax Receivable Agreement**
10.5	Form of Transition Services Agreement among Julius Baer Group Ltd., Bank Julius Baer & Co. Ltd. and Artio Global Management LLC**
10.6	Investment Advisory Agreement dated May 1, 2006 by and between Julius Baer Investment Funds and Julius Baer Investment Management LLC*
10.7	Julius Baer Holding Ltd. Shareholders Agreement**
10.8	Form of Younes Shareholders Agreement**
10.9	Form of Employment Agreement with Richard Pell**
10.10	Form of Employment Agreement with Glen Wisher**
10.11	Form of Employment Agreement with Francis Harte**
10.12	Form of Employment Agreement with Tony Williams**
10.13	Form of Employment Agreement with Rudolph-Riad Younes**
10.14	Form of Stock Repurchase Agreement**
10.15	Form of Pell Shareholders Agreement**
10.16	Artio Global Investors Inc. 2009 Stock Incentive Plan**
10.17	Artio Global Investors Inc. Management Incentive Plan**
10.18	Forms of Restricted Stock Unit Award Agreements under the Artio Global Investors Inc. 2009 Stock Incentive Plan**
10.19	Form of Independent Director Stock Award Agreement under the Artio Global Investors Inc. 2009 Stock Incentive Plan**
10.20
Credit Facility dated as of September 4, 2009 among Artio Global Holdings LLC, the Guarantors party thereto and Bank of America, N.A., as Administrative Agent and L/C Issuer and the other lenders party thereto**

10.21	Form of Indemnification Agreement**
10.22	Form of Indemnification and Co-operation Agreement between Artio Global Management LLC and Julius Baer Holding Ltd.**
21	Subsidiaries of the Registrant**
23.1	Consent of KPMG LLP**
23.2	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5)
23.3	Consent of Duane Kullberg**
23.4	Consent of Francis Ledwidge**
23.5	Consent of Elizabeth Buse**
24.1	Power of Attorney**

*	Incorporated by reference to Julius Baer Investment Funds’ registration statement on Form N-1A (registration nos. 33-47507 and 811-6652) Exhibit 99.(D) filed with the SEC on July 24, 2006.

**	Previously filed.